Exhibit 99.4

Trammell Crow Company

Summarized Operating Data by Segment

(in thousands)

	(UNAUDITED)
	For the Three Months Ended March 31,
	2005	2004
		(A)
Global Services:
Total revenues	$169,216	$149,740
Operating costs and expenses	165,249	151,645
Operating income (loss)	3,967	(1,905)
Interest and other income	777	471
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	4,744	(1,434)

Minority interest, before income taxes	189	—
Income from investments in unconsolidated subsidiaries, before income taxes	701	1,204
Income (loss) from continuing operations, before income taxes	5,634	(230)
Income from discontinued operations, before income taxes	—	—
Income (loss) before income taxes	5,634	(230)
Depreciation and amortization	1,892	2,762
Interest	146	128
EBITDA (B)	$7,672	$2,660

Development and Investment:
Total revenues	$10,635	$8,738
Operating costs and expenses	18,027	14,915
Operating loss	(7,392)	(6,177)
Interest and other income	150	415
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(7,242)	(5,762)

Minority interest, before income taxes	3,026	(60)
Income from investments in unconsolidated subsidiaries, before income taxes	1,859	9,082
Income (loss) from continuing operations, before income taxes	(2,357)	3,260
Income from discontinued operations, before income taxes	43	586
Income (loss) before income taxes	(2,314)	3,846
Depreciation and amortization (C)	792	495
Interest (D)	1,172	847
EBITDA (B)	$(350)	$5,188

Total:
Total revenues	$179,851	$158,478
Operating costs and expenses	183,276	166,560
Operating loss	(3,425)	(8,082)
Interest and other income	927	886
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,498)	(7,196)

Minority interest, before income taxes	3,215	(60)
Income from investments in unconsolidated subsidiaries, before income taxes	2,560	10,286
Income from continuing operations, before income taxes	3,277	3,030
Income from discontinued operations, before income taxes	43	586
Income before income taxes	3,320	3,616
Depreciation and amortization (C)	2,684	3,257
Interest (D)	1,318	975
EBITDA (B)	$7,322	$7,848

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2004, have been reclassified to conform to the presentation for the three months ended March 31, 2005. These reclassifications did not have any impact on net income or EBITDA.

(B) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.

(C) Includes depreciation and amortization related to discontinued operations of $0 and $59 for the three months ended March 31, 2005 and 2004, respectively.

(D)  Includes interest related to discontinued operations of $10 and $122 for the three months ended March 31, 2005 and 2004, respectively.